                           SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No.    )

          Filed by the Registrant [ ]
          Filed by a Party other than the Registrant [X]


          Check the appropriate box:

          [ ]  Preliminary Proxy Statement
          [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
          [ ]  Definitive Proxy Statement
          [X]  Definitive Additional Materials
          [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                              WALLACE COMPUTERS, INC.
          .................................................................
                   (Name of Registrant as Specified In Its Charter)

                               GUY P. WYSER-PRATTE
          .................................................................
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


          Payment of Filing Fee (Check the appropriate box):

          [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
               14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
          [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
          [ ]  Fee computed on table below per Exchange Act Rules
               14a-6(i)(4) and 0-11.

               1) Title of each class of securities to which transaction applies:

          .................................................................

               2) Aggregate number of securities to which transaction applies:

          .................................................................

               3)  Per unit price or other underlying value of transaction
          computed   pursuant to Exchange Act Rule 0-11 (Set forth the
          amount on which the filing fee is calculated and state how it was determined):

          .................................................................

               4)  Proposed maximum aggregate value of transaction:

          .................................................................

               5)  Total fee paid:

          .................................................................

          [X]  Fee paid previously with preliminary materials.

          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)   Amount Previously Paid:

          .................................................................

               2)   Form, Schedule or Registration Statement No.:

          .................................................................

               3)   Filing Party:

          .................................................................

               4)   Date Filed:

          .................................................................

                             WYSER-PRATTE & CO., INC.
                                 63 WALL STREET
                            NEW YORK, NEW YORK 10005
                                 212 495-5350
                                 FAX 495-5360


                                                                October 24, 1996

            DON'T LET BOB CRONIN FOOL YOU. THE REAL ISSUE IS GIVING THE OWNERS OF WALLACE FINAL SAY OVER QUALIFIED CASH OFFERS.

DEAR FELLOW WALLACE SHAREHOLDER:

     Bob Cronin's October 12 letter is filled with comments designed to distract you from the central issue in this election contest. In his letter, Mr. Cronin can do no better than to raise an irrelevant issue, claiming our Tender Offer By-law proposal -- which requires shareholder approval of a prolonged defense against a premium cash tender offer -- would limit Wallace's ability to defend its shareholders against unfair tender offer proposals.

     BUT HE FAILS TO ADDRESS THE REAL ISSUE: WHO WILL BE THE FINAL ARBITERS OVER WHETHER A PREMIUM, ALL-CASH TENDER OFFER IS ACCEPTED?

               A VOTE FOR OUR BY-LAW PROPOSAL IS A VOTE FOR YOU.

     Unquestionably, it should be the shareholders who have the final say, not the Board -- and most certainly not a Board which has so brazenly ignored the clear desire of the overwhelming majority of its shareholders. The Wallace Board gave a supreme demonstration of this last year by opposing Moore Corporation, even though shareholders owning nearly 75% of the outstanding shares tendered into Moore's $60 (pre-split) offer (which decreased to 63% only after it was clear that Wallace's defensive tactics would prevent Moore from promptly closing its $60 offer).

      WE THINK BOB CRONIN'S 'CONCERN' FOR DEFENDING YOU IS DISINGENUOUS AND REALLY HAS TO DO WITH PROTECTING HIS JOB AND THOSE OF HIS SENIOR MANAGERS -- NOT WITH YOU.

      We think you should be concerned with protecting yourself against a Board that ignores its shareholders' wishes.

      We fail to see how a by-law giving more power to you over your investment in Wallace could not be in your best interests, as Mr. Cronin would have you believe.

                   WALLACE KEEPS PROMISING TO DELIVER VALUE.
                      WHERE IS IT? HOW LONG MUST WE WAIT?

     Wallace keeps promising to deliver value to shareholders but so far has failed miserably on that promise. Ask yourself:

      Was the Wallace Board 'protecting' you against Moore's so-called 'unfair' bid when owners holding a supermajority of Wallace shares tendered into the Moore $60 offer?

      OR IS THE BOARD AND MANAGEMENT MERELY HIDING BEHIND ITS POISON PILL IN ORDER TO PROTECT THEMSELVES FROM LOSING THEIR LUCRATIVE POSITIONS?

     Mr. Cronin's letter states he is merely trying to 'protect' you from unfair offers. But he fails to address cash tender offers at large premiums -- like Moore's proposal, which was rejected both at $56 and again at $60 per share (pre-split).

     Remember:

      $56 per share represented a generous premium of 84% based on Wallace's stock price just prior to Moore approaching Wallace's management for the first time about acquiring Wallace.

      WALLACE DID NOTHING TO NEGOTIATE A BETTER DEAL FOR YOU EITHER BY NEGOTIATING WITH MOORE OR FINDING ANOTHER BUYER AT A HIGHER PRICE.

      Wallace did spend $10 million on its 'just say no' defense, with no added value to show for it.

      You could have had $60 (pre-split) if not more in 1995 and reinvested those proceeds in a market that has risen nearly 15 percent since December 1995. Instead you have only $28 7/8 (Wallace's closing price on October
      23).

               VOTE YOUR GOLD PROXY TODAY TO GUARANTEE PROTECTION
               AGAINST A BOARD THAT IGNORES SHAREHOLDERS' WISHES.

     You don't have to let the Wallace Board get away with ignoring your wishes again. By voting FOR on our Tender Offer By-law proposal on the enclosed GOLD proxy card, you will be taking a major step forward in protecting your rights and those of all shareholders against a Board apparently reluctant to try to maximize value for its shareholders.

     Remember -- there is no public tender offer for Wallace from Moore or any other person or entity at this time. Our Tender Offer By-law proposal will protect you if and when another offer is put forth to Wallace shareholders. With the by-law in place, the Wallace Board will have the opportunity to negotiate a better deal, find a buyer at a higher price or reject the offer.

     HOWEVER, IF THE BOARD WISHES TO EXTEND ITS OPPOSITION TO A QUALIFIED OFFER FOR MORE THAN 90 DAYS, THE BOARD MUST GET YOUR APPROVAL TO DO SO. IT CAN NO LONGER UNILATERALLY 'JUST SAY NO' FOREVER, WITHOUT YOUR APPROVAL.

          TIME IS VERY SHORT. WALLACE'S ANNUAL MEETING IS NOVEMBER 6.

     We need your vote on the GOLD proxy before the November 6 annual meeting. Even if you have already voted against our Tender Offer By-law on Wallace management's WHITE proxy card, you have every legal right to change your vote on the enclosed GOLD card.

     We encourage your comments and questions. Please call Eric Longmire of Wyser-Pratte & Co., Inc. at (212) 495-5350. If you have questions about voting your shares or changing your vote, please call our proxy solicitors, MacKenzie Partners, Inc. toll-free at (800) 322-2885.

     Your continued consideration of our nominees and proposals is much appreciated.

                                       Sincerely,
                                       GUY P. WYSER-PRATTE
                                       GUY P. WYSER-PRATTE
                                       President